EXHIBIT 99.1

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

INDEX

Page
Report of Independent Certified Public Accountants: Grant Thornton LLP	F-2
Consolidated Balance Sheet as of December 9, 2003	F-3
Notes to Consolidated Balance Sheet	F-4

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders

Global Crossing Limited

We have audited the accompanying consolidated balance sheet of Global Crossing Limited (formerly GC Acquisition Ltd.) and its subsidiaries (the “Company”) as of December 9, 2003. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated balance sheet, on December 26, 2002, the Bankruptcy Court entered an order confirming the Company’s plan of reorganization, as amended, which became effective on December 9, 2003. Similarly, on January 3, 2003, the Bermuda Court sanctioned the Schemes (the Bermuda equivalent to confirmation), and the Schemes became effective on December 9, 2003. Accordingly the accompanying financial statement has been prepared in conformity with AICPA Statement of Position 90-7 “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code,” for the Company as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Note 3 and 4.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Global Crossing Limited (formerly GC Acquisition Ltd.) and its subsidiaries as of December 9, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

New York, New York

December	23, 2003

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions, except share and per share information)

December 9,
2003
ASSETS:
Current assets:
Cash and cash equivalents	$367
Restricted cash and cash equivalents	20
Accounts receivable, net of allowances of $150	371
Other current assets and prepaid costs	155

Total current assets	913
Property and equipment	1,085
Intangibles	113
Other assets	64

Total assets	$2,175

LIABILITIES:
Current liabilities
Accounts payable	$76
Accrued cost of access	207
Accrued restructuring costs	181
Deferred revenue – current portion	73
Deferred reorganization costs – current portion	194
Other current liabilities	465

Total current liabilities	1,196
Long-term debt	200
Obligations under capital leases	196
Deferred revenue	90
Deferred reorganization costs	27
Other deferred liabilities	59

Total liabilities	1,768

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, 45,000,000 shares authorized, par value $0.10 per share, 18,000,000 shares issued and outstanding as of December 9, 2003	2
Common stock, 55,000,000 shares authorized, par value $0.01 per share, 22,000,000 shares issued and outstanding as of December 9, 2003	—
Additional paid-in capital	405

407

Total liabilities and shareholders’ equity	$2,175

The accompanying notes are an integral part of this consolidated balance sheet.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

1. BACKGROUND AND ORGANIZATION

Global Crossing Limited (formerly GC Acquisition Ltd.), a newly-formed company organized under the laws of Bermuda “New GCL”), became the successor to Global Crossing Ltd., a company organized under the laws of Bermuda (“Old GCL”), as a result of the consummation of the transactions contemplated by the Joint Plan of Reorganization, as amended (the “Plan of Reorganization”) of Old GCL and certain of its debtor subsidiaries (Old GCL, collectively with its debtor subsidiaries, the “GC Debtors”), pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on December 9, 2003 (the “Effective Date”). In these Notes to consolidated financial statements, references to the “Company” in respect of time periods preceding the Effective Date are references to Old GCL and its consolidated subsidiaries, while such references in respect of time periods commencing with the Effective Date are references to New GCL and its consolidated subsidiaries.

The Company provides telecommunication services over a global network that reaches more than 200 major cities throughout the world. The markets in these cities represent 85% of the world market for telecommunications services. The Company serves many of the world’s largest corporations, providing a full range of managed data and voice products and services. The Company operates throughout the Americas and Europe. The Company provides services throughout the Asia/Pacific region through commercial arrangements with other carriers.

The Company’s strategy is to be a premier provider of broadband communications services in commercial centers worldwide. The Company seeks to attain market leadership in global data and Internet Protocol (“IP”) services by taking advantage of its extensive broadband network and technological capabilities. Through its Global Marine Systems Limited (“GMS”) subsidiary, the Company also provides installation and maintenance services for subsea telecommunications systems.

Since the fourth quarter of 2001, the Company has reduced the amount of cash required to fund its operations. Nonetheless, the Company’s unrestricted cash balances have continued to decline due primarily to ongoing operating losses, severance payments, settlement payments to vendors and significant costs incurred in connection with the bankruptcy proceedings, including professional fees, real estate restructuring and retention plan costs. As of the Effective Date, the Company had $367 in unrestricted cash. Management currently expects that the Company will need to obtain up to $100 in financing to fund the Company’s anticipated liquidity requirements through the end of 2004. The Company is currently seeking to arrange a working capital facility or other financing to provide the Company with this necessary liquidity. The indenture for the $200 of senior secured notes (the “Senior Secured Notes”) issued on the Effective Date (see Note 10) permits the Company to incur up to $150 principal amount in additional debt under one or more working capital facilities secured by first priority liens on the Company’s assets. If the Company cannot arrange a working capital facility or raise other financing, Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”) has indicated its intention to provide the Company with up to $100 of financial support in additional funds in 2004 to fund the Company’s operating needs on such terms and conditions as the Company and ST Telemedia may agree. ST Telemedia’s intention is based on the Company’s commitment to adhere to an operating plan requiring no more than $100 in additional funds in 2004. If provided, this financial support could be in the form of (1) a guarantee or other support by ST Telemedia in respect of borrowings by the Company under a working capital facility or other financing or (2) a subordinated loan from ST Telemedia. The indenture for the Senior Secured Notes does not permit ST Telemedia to lend to the Company directly on a secured or senior basis. While ST Telemedia has indicated its intention to provide financial support to the Company (in addition to its $250 equity investment and its $200 investment in the Senior Secured Notes) and management expects ST Telemedia to make such financial support available, ST Telemedia does not have any contractual obligation to provide financial support to the Company, and the Company can provide no assurance that ST Telemedia will provide any such financial support.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

The Company expects its available liquidity to substantially decline in 2004 due in part to exit cost requirements under the Plan of Reorganization (with payment terms of up to 24 months) that will consume over $100 of cash in 2004 and interest payments on the Senior Secured Notes. The Company believes the $250 equity infusion the Company received from ST Telemedia on the Effective Date under the Purchase Agreement (see below), and the Company’s unrestricted cash and anticipated operating cash flows, together with a working capital facility or other financing providing for up to $100 in available funds (which has not yet been arranged), will provide adequate funding for the Company to pay its expected operating expenses, fund its expected capital expenditures, meet its debt service obligations and meet its restructuring cost requirements through at least January 1, 2005. However, there can be no assurance that the Company’s operating cash flows will improve, or that the Company’s operating cash flows and any working capital facility or other financing that the Company may arrange will be adequate to meet its anticipated liquidity requirements. The Company will need to raise additional financing to fund the Company’s anticipated liquidity needs for 2005 and thereafter. The market environment and the Company’s financial condition will make it difficult for the Company to access the capital markets for the foreseeable future. If the Company is unable to raise additional financing or improve the Company’s operating results to achieve positive operating cash flows in the future, the Company would be unable to meet its anticipated liquidity requirements.

2. REORGANIZATION

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

Commencement of the Chapter 11 and Bermuda Cases

On January 28, 2002 (the “Commencement Date”), Old GCL and fifty-four of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

On the same date, Old GCL and certain of its Bermuda subsidiaries commenced insolvency proceedings in the Supreme Court of Bermuda (the “Bermuda Court”). On such date, the Bermuda Court granted an order appointing Malcolm Butterfield, Jane Moriarty and Philip Wallace, partners of KPMG, as Joint Provisional Liquidators (“JPLs”) in respect of Old GCL and those Bermuda subsidiaries. The Bermuda Court granted the JPLs the power to oversee the continuation and reorganization of these companies’ businesses under the control of their boards of directors and under the supervision of the Bankruptcy Court and the Bermuda Court. Twenty-five additional subsidiaries of Old GCL subsequently commenced chapter 11 cases and, where applicable, Bermuda insolvency proceedings under the supervision of the JPLs to coordinate the restructuring of those companies with the restructuring of Old GCL.

The Purchase Agreement

After extensive negotiations with Hutchison Telecommunications (“Hutchison”) and ST Telemedia, an agreement in principle was reached leading to the execution of a definitive Purchase Agreement, dated as of August 9, 2002, among Old GCL, Global Crossing Holdings Ltd., the JPLs, Hutchison, and ST Telemedia (the “Purchase Agreement”) for the purchase of substantially all of the Company’s assets. The Bankruptcy Court approved the Purchase Agreement on August 9, 2002.

Under the Purchase Agreement, Hutchison and ST Telemedia agreed to invest a total of $250 for a 61.5 percent equity interest in New GCL, a newly formed Bermuda company, upon the Company’s emergence from bankruptcy. On April 30, 2003, Hutchison withdrew from the Purchase Agreement and ST Telemedia exercised its purchase option under the Purchase Agreement to assume all of Hutchison’s rights and obligations thereunder. At emergence, Old GCL transferred substantially all of its assets (including stock in subsidiaries) to New GCL. New GCL thereby became the parent company of the Global Crossing group and succeeded to Old GCL’s reporting obligations under the Exchange Act. However, New GCL and its subsidiaries did not assume any liabilities of Old GCL or its subsidiaries that commenced bankruptcy cases (the “GC Debtors”) other than the assumed liabilities, which are generally defined in the Plan of Reorganization to include the following: (i) ordinary course administrative expense claims, (ii) priority tax claims, (iii) certain secured claims, (iv) obligations under agreements assumed by the GC Debtors in their chapter 11 cases and (v) obligations under the Purchase Agreement.

The Purchase Agreement also sets forth the basic terms of a restructuring with the Company’s banks and unsecured creditors. In summary, those parties received common shares representing 38.5 percent of the equity in New GCL, approximately $323 in cash, and $200 of Senior Secured Notes. However, pursuant to an amendment to the plan of reorganization approved by the Bankruptcy Court on December 4, 2003, the Senior Secured Notes were issued to ST Telemedia for gross proceeds of $200 in cash, all of which gross proceeds were distributed to the Company’s banks and unsecured creditors, increasing their total cash recovery to approximately $523 but eliminating their previously contemplated interest in the Senior Secured Notes.

The Chapter 11 Plan of Reorganization and Bermuda Schemes of Arrangement

On September 16, 2002, Old GCL filed a chapter 11 Plan of Reorganization and accompanying disclosure statement (as amended, the “Disclosure Statement”) with the Bankruptcy Court. On October 17, 2002, Old GCL filed an amended Plan of Reorganization and amended Disclosure Statement. The Plan of Reorganization implements the terms of the Purchase Agreement with respect to the chapter 11 cases. The terms of the Plan of Reorganization are described in more detail below. On October 21, 2002, the Bankruptcy Court approved the Disclosure Statement and related voting procedures. On October 28, 2002, Old GCL commenced solicitation of acceptances and rejections of the Plan of Reorganization.

On October 24, 2002, Old GCL and each of the other GC Debtors incorporated in Bermuda were granted approval by the Bermuda Court to hold meetings of their creditors for the purpose of considering and voting on schemes of arrangement (the “Schemes”). The Schemes implement the terms of the Purchase Agreement with respect to the Bermuda cases, essentially by incorporating the terms of the Plan of Reorganization. The meetings of creditors to consider and vote on the Schemes were held in Bermuda on November 25 and 28, 2002.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

On December 17, 2002, the Bankruptcy Court confirmed the Plan of Reorganization, subject to the entry of a formal confirmation order and documentation of the resolution of any outstanding objections. On December 26, 2002, the conditions specified by the Bankruptcy Court on December 17, 2002 were met and as a result the Bankruptcy Court entered the order confirming the Plan of Reorganization. Similarly, on January 3, 2003, the Bermuda Court sanctioned the Schemes (the Bermuda equivalent to confirmation).

Effect of the Plan of Reorganization and Schemes of Arrangement and Distributions Thereunder

The Plan of Reorganization governs the treatment of claims against and interests in each of the GC Debtors. Upon consummation of the Plan of Reorganization, all pre-petition claims against and interests in each of the GC Debtors (other than interests and certain claims held by the Company) were discharged and terminated. Creditors of the GC Debtors received the following distributions under the plan:

•	Holders of administrative expense claims (post-petition claims relating to actual and necessary costs of administering the bankruptcy estates and operating the businesses of the GC Debtors) and priority claims (principally taxes and claims for pre-petition wages and employee benefit plan contributions) will generally be paid in full in cash.

•	Holders of certain secured claims will be paid in full in cash or have their debt reinstated or collateral returned.

•	The remaining pre-petition creditors received in the aggregate a combination of 38.5% of the equity in New GCL, approximately $523 in cash and the entire beneficial interest in the liquidating trust described below.

•	Holders of Old GCL common and preferred shares, including all stock options and warrants, did not receive any distribution under the plan.

•	Holders of preferred shares of Global Crossing Holdings Ltd. (“GCHL”), a direct subsidiary of Old GCL whose assets were transferred to New GCL and its subsidiaries pursuant to the plan, did not receive any distribution under the plan.

The GC Debtors’ bankruptcy proceedings in general, and the Plan of Reorganization in particular, have had and will have many other important consequences for the Company. For example, many of the executory contracts and leases of the GC Debtors have been rejected in the bankruptcy process, significantly decreasing the Company’s contractual obligations going forward. In addition, upon consummation of the plan, the GC Debtors transferred to a liquidating trust established for the benefit of the creditors approximately $7 in cash and certain of the GC Debtors’ rights, credits, claims and causes of action for preferences, fraudulent transfers and other causes of action and rights to setoff.

3. FRESH START ACCOUNTING

The Company implemented “fresh start” accounting in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) upon its emergence from bankruptcy on the Effective Date. Fresh start accounting required the Company to allocate the reorganization value to its assets and liabilities based upon their estimated fair values. The reorganization value of $407 was determined pursuant to the Company’s Plan of Reorganization and ST Telemedia’s $250 equity investment for 61.5% ownership. Adopting fresh start accounting has resulted in material adjustments to the historical carrying amount of the Company’s assets and liabilities. The reorganization value was allocated by the Company to its assets and liabilities based upon their preliminary estimated fair values. The Company engaged an independent appraiser to assist in the allocation of the reorganization value and in determining the fair market value of its property and equipment and intangible assets. The fair values of the assets as determined for fresh start reporting were based on estimates of anticipated future cash flow. Liabilities existing on the Effective Date are stated at the present values of amounts to be paid discounted at appropriate rates. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions.

The following table reflects the debt and equity restructuring, reorganization and the adoption of fresh start reporting adjustments to the Company’s consolidated balance sheet as of the Effective Date.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

	Predecessor Old GCL December 9, 2003	Debt & Equity Restructuring		Reorganization Adjustments		Fresh Start Adjustments		Reorganized New GCL December 9, 2003
ASSETS:
Current Assets:
Cash and cash equivalents	$196	$—		$450 (279	(a) )(b)	$—		$367
Restricted cash and cash equivalents	332	—		(322 10	)(c) (d)	— —		20
Accounts receivable, net	375	—		—		(4	)(k)	371
Other current assets and prepaid costs	184	—		—		(29	)(k)	155

Total current assets	1,087	—		(141)		(33)		913
Property and equipment, net	1,020	—		—		65	(l)	1,085
Intangibles, net	—	—		—		113	(l)	113
Other long-term assets	132	—		—		(43 (25	)(l) )(l)	64

Total assets	$2,239	$—		$(141)		$77		$2,175

LIABILITIES:
Current liabilities not subject to compromise:
Accounts payable	$79	$—		$—		$(3	)(m)	$76
Accrued cost of access	217	—		—		(10	)(m)	207
Accrued restructuring costs	181	—		—		—		181
Deferred revenue—current portion	231	—		—		(158	)(n)	73
Deferred reorganization costs—current portion	—	207	(e)	(13	)(g)	—		194
Other current liabilities	532	—		(56	)(g)	(11	)(m)	465

Total current liabilities	1,240	207		(69)		(182)		1,196
Long-term debt	—	—		200	(h)	—		200
Deferred revenue	1,338	—		—		(1,248	)(n)	90
Obligations under capital leases	219	—		—		(23	)(m)	196
Deferred reorganization costs	—	27	(e)	—		—		27
Other deferred liabilities	59	—		—		—		59
Liabilities subject to compromise	8,714	(8,035	)(f)	(522 (157	)(f) )(f)	—		—

Total liabilities	11,570	(7,801)		(548)		(1,453)		1,768

CUMULATIVE CONVERTIBLE PREFERRED STOCK	1,894	(1,894	)(l)	—		—		—

SHAREHOLDERS’ EQUITY:
Preferred stock	—	—		2	(j)	—		2
Common stock	9	(9	)(i)	—		—		—
Treasury stock	(209)	209	(i)	—		—		—
Additional paid-in capital	14,384	(14,384	)(i)	405	(j)	—		405
Accumulated other comprehensive loss	(422)	—		—		422	(o)	—
Accumulated deficit	(24,987)	23,879	(o)	—		1,108	(o)	—

	(11,225)	9,695		407		1,530		407

Total liabilities and shareholders’ equity	$2,239	$—		$(141)		$77		$2,175

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

Debt and equity restructuring, reorganization, emergence date and fresh start accounting adjustments consist primarily of the following:

(a)	To record the receipt of the $250 equity infusion from ST Telemedia and the $200 of cash proceeds for ST Telemedia’s purchase of the Senior Secured Notes.

(b)	To record the payment of $200 of unrestricted cash to the secured and unsecured creditors and to record the payment of $56 in professional fees to the advisors to the unsecured creditors and secured creditors, JPLs, the indenture trustees and their counsels and certain of the Company’s advisors. The balance of this amount was utilized to cash collateralize certain letter of credit requirements, pay post emergence professional fees to the estate, fund the Class G distribution and certain vendor settlements that were not deferred past the emergence date.

(c)	To record the payment out of restricted cash of $315 to the secured creditors and $7 to unsecured creditors in accordance with the Plan of Reorganization.

(d)	To record cash restricted at closing to establish collateral for certain Company letter of credit requirements.

(e)	To establish $234 of deferred reorganization costs representing subject to compromise liabilities not required to be funded at emergence as described in the related settlement agreements and/or the Plan of Reorganization. Certain settlement payments in connection with access vendors (approximately $12) and the Federal tax settlement (approximately $15) are due beyond one year of the emergence date.

(f)	To record the discharge of subject to compromise liabilities in consideration for the $522 in cash settlements at emergence referred to in (b) and (c) and 38.5% of the common stock (valued at $157 in the Plan of Reorganization) in New GCL including indebtedness of $6,641 for pre-petition debt obligations, $526 of pre-petition mandatorily redeemable preferred stock (classified as a liability in accordance with SFAS No. 150) and $1,547 of pre-petition liabilities including accrued cost of access, accrued construction costs, and other liabilities.

(g)	To record the payment of required emergence costs including professional fees and vendors settlements.

(h)	To reflect the outstanding principal amount under the Senior Secured Notes, in accordance with the Plan of Reorganization.

(i)	To cancel all of the outstanding preferred and common stock, including the treasury stock, of Old GCL in accordance with the Plan of Reorganization.

(j)	To record the issuance of equity in New GCL consisting of 18 million shares of preferred stock and 6.6 million shares of common stock to ST Telemedia for 61.5% ownership, the issuance of 13 million shares of common stock for 32.5% ownership to the unsecured creditor classes and 2.4 million shares of common stock to the secured creditors for 6% ownership all in accordance with the Plan of Reorganization.

(k)	To adjust the carrying value of receivables, certain prepaid lease and maintenance agreements and certain value-added tax recoverable positions of foreign entities to fair value in accordance with fresh start accounting.

(l)	To adjust the carrying value of property and equipment, intangibles and investments in unconsolidated affiliates to fair value in accordance with fresh start accounting. The Company engaged an independent appraiser to assist in the allocation and valuation of these assets.

(m)	To adjust the carrying value of certain liabilities to fair value in accordance with fresh start accounting.

(n)	To adjust the carrying value of deferred revenue to fair value in accordance with fresh start accounting.

(o)	To close out the remaining equity balances of Old GCL in accordance with the recapitalization provisions of fresh start accounting.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

4. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of this consolidated balance sheet are as follows:

Basis of Presentation and Use of Estimates

This consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations.

Principles of Consolidation

The consolidated balance sheet includes the accounts of New GCL and its wholly owned subsidiaries as of the Effective Date. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents, Restricted Cash and Cash Equivalents (Current and Long Term)

The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash balances at December 9, 2003 were $26. Restricted cash includes, but is not limited to, various rental guarantees, performance bonds, or amounts arising from vendor or customer disputes. Included in long term “other assets” is approximately $6, of restricted cash which serves as collateral on letters of credit and bank guarantees.

Allowances for Doubtful Accounts and Sales Credits

The Company provides for allowances for doubtful accounts and sales credits. Allowances for doubtful accounts are charged to other operating expenses, while allowances for sales credits are charged to revenue. The adequacy of the reserves is evaluated monthly by the Company utilizing several factors including the length of time the receivables are past due, changes in the customer’s credit worthiness, the customer’s payment history, the length of the customer’s relationship with the Company, current economic climate, current industry trends and other relevant factors. A specific reserve requirement review is performed on customer accounts with larger balances. A general reserve requirement is performed on most accounts utilizing the factors previously mentioned. Service level requirements are assessed to determine sales credit requirements where necessary. The Company has historically experienced significant changes month to month in reserve level requirements, primarily due to unanticipated large customer bankruptcy filings or other insolvency proceedings. Allowances were $150 as of December 9, 2003. Changes in the financial viability of significant customers, worsening of economic conditions and changes in the Company’s ability to meet service level requirements may require changes to its estimate of the recoverability of the receivables. Appropriate adjustments will be recorded to the period in which these changes become known. The accounts receivable, net Effective Date balance of $371 is estimated to be the fair value of the asset as of December 9, 2003.

Property and Equipment

Property and equipment, which includes amounts under capitalized leases, are stated at their preliminary estimated fair values as of the Effective Date as determined by the Company’s reorganization value. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to the capital project’s completion are reflected as construction in progress, which is reclassified to property and equipment at the date the project is complete.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

The Company capitalizes third party line installation costs incurred by the Company for new facilities and connections from the Global Crossing network to networks of other carriers in order to provision customer orders. The costs are capitalized to prepaid costs (current portion) and other assets (long-term portion) and amortized using the straight-line method into depreciation and amortization over the average useful life of customer contracts (2 years) in accordance with the provisions of Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements” (“SAB 101”). Internal costs, including labor, incurred in the provisioning of customer orders are expensed as incurred.

The preliminary estimated economic useful lives of the Company’s property and equipment are as follows:

Buildings	15-30 years
Leasehold improvements	lesser of 15 years or remaining lease term
Furniture, fixtures and equipment	5-10 years
Transmission equipment	10-25 years
Vessels and marine equipment	15-35 years

When property or equipment is retired or otherwise disposed of, the cost and accumulated depreciation will be relieved from the accounts, and resulting gains or losses will be reflected in net income (loss).

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, (“SFAS No. 144), the Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such asset. The amount of any impairment then recognized would be calculated as the difference between the fair value and the carrying value of the asset.

Intangibles

Intangibles consist primarily of customer relationships, trademarks, internally developed software and goodwill, primarily attributable to the assembled work force. The preliminary fair values attributable to the identified intangibles were based on a number of significant assumptions as determined by the Company and its independent appraisal expert. Identifiable intangible assets with finite lives will be amortized under the straight-line method over their applicable preliminary estimated useful lives, estimated by the Company to be between 6 to 7 years (see Note 8).

Equity Investments in Unconsolidated Joint Ventures

The Company maintains several equity investments in unconsolidated joint ventures, which are included in Other Assets in the accompanying December 9, 2003 consolidated balance sheet. The preliminary fair value of these investments aggregated $12 as of the Effective Date as determined by the Company through an allocation of the reorganization value similar to the methodology used in determining the fair value of property and equipment and intangibles. The Company’s independent appraisal experts assisted in these efforts. The equity method of accounting is applied for investments in unconsolidated joint ventures if the Company owns an aggregate of 20% to 50% of the joint venture and if the Company exercises significant influence over the joint venture.

Deferred Finance Costs

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

Costs incurred to obtain financing through the issuance of Senior Secured Notes have been reflected as an asset included in “other assets” in the accompanying consolidated balance sheet. The financing costs relating to the debt will be amortized to interest expense over the lesser of the term of the Senior Secured Notes or the expected payment date of the debt obligation using the effective interest rate method.

Restructuring

The Company initiated a restructuring program commencing in August 2001 which has continued through the Effective Date. The components of the Effective Date restructuring liability (see Note 12) represent direct costs of exiting lease commitments for certain real estate facility locations and employee termination costs, along with certain other costs associated with approved restructuring plans. These were recorded in accordance with EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” through January 1, 2003 when the Company adopted the provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which requires that costs, including severance costs, associated with exit or disposal activities be recorded at their fair value when a liability has been incurred. Under EITF 94-3, certain exit costs, including severance costs, were accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred. The Company has applied the provisions of SFAS No. 146 to any exit or disposal activities initiated after December 31, 2002. The liability as of the Effective Date represents the Company’s best estimate of undiscounted liabilities at the date the charges were taken. Adjustments for changes in assumptions are recorded in the period such changes become known. Changes in assumptions, especially as they relate to contractual lease commitments and related anticipated third party sub-lease payments, could have a material effect on the restructuring liabilities.

Income Taxes

Income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized. (See Note 15).

Effect of Foreign Currencies

For those subsidiaries of the Company not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at December 9, 2003.

Fair Value of Financial Instruments

The Company does not enter into financial instruments for trading or speculative purposes. The Company had no hedging financial instruments outstanding at the Effective Date. Fair values are based on market quotes, current interest rates or management estimates, as appropriate. (See Note 18).

Stock-Based Compensation

The Company has adopted SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 25.

Old GCL had adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), and had elected to continue to account for stock options granted to employees and directors based on the accounting set forth in Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Under the transitional provisions of SFAS No. 148, the Company is currently evaluating the adoption of the fair value method provisions of SFAS No. 123.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

Concentration of Credit Risk

The Company has some concentration of credit risk among its customer base. The Company performs ongoing credit evaluations of its larger customers’ financial condition. The Company establishes an allowance for uncollectible accounts based on the credit risk applicable to particular customers, historical trends and other relevant information. As of December 9, 2003 no one customer accounted for more than 3% of the Company’s accounts receivable, net.

5. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

December 9, 2003
Accounts receivable
Billed	$312
Unbilled	209

Total accounts receivable	521
Allowances	(150)

Accounts receivable, net of allowances	$371

The Company is exposed to concentrations of credit risk from other telecommunications providers (see “Concentration of Credit Risk” in Note 4). The percentage of accounts receivable, net represented by unbilled amounts as of December 9, 2003 is larger than normal levels primarily due to the recording of all December stub period revenues to unbilled receivables.

6. OTHER CURRENT ASSETS AND PREPAID COSTS

Other current assets and prepaid costs consist of the following:

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

December 9,
2003
Prepaid taxes, including value added taxes in foreign jurisdictions	$69
Prepaid installation charges—current portion	18
Inventories	13
Prepaid capacity and operations, administration and maintenance costs	12
Prepaid rent	12
Prepaid deposits	11
Prepaid vessel charges	4
Other prepaid costs	16

Total current assets and prepaid costs	$155

7. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Average Estimated Remaining Useful Life	December 9, 2003
		Fresh Start Value
Land	—	$5
Buildings	22	64
Leasehold improvements	13	28
Furniture, fixtures and equipment	3-6	23
Transmission equipment	8-13	859
Vessels and marine equipment	12	52
Construction in progress	—	54

Total property and equipment		$1,085

As previously disclosed in Note 3, and pursuant to SOP 90-7, the Company adjusted its carrying value of property and equipment to their estimated fair values at the Effective Date. The Company engaged an independent appraisal expert to assist in the preliminary allocation of the Company’s reorganization value to its property and equipment.

8. INTANGIBLES

Intangibles consist of the following:

	Estimated Useful Life	December 9, 2003
		Fresh Start Value
Goodwill	—	$13
Trademark and trade name	—	20
Customer lists	7	74
Internally developed software	6	6

Total intangibles		$113

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

As previously disclosed in Note 3, and pursuant to SOP 90-7, the Company recorded the estimated fair value of intangible assets of $113. The Company engaged an independent appraisal expert to assist in the preliminary allocation of the Company’s reorganization value to its intangible assets.

9. OTHER CURRENT LIABILITIES

Other current liabilities consisted of the following:

December 9,
2003
Accrued other taxes including value added taxes in foreign jurisdicitons	$107
Accrued professional fees	60
Accrued vessel and installation project costs	43
Income taxes payable	42
Accrued payroll, commissions and related benefits	31
Accrued real estate and related costs	31
Accrued retention costs	27
Current portion of capital lease obligations and inland service agreements	18
Accrued capital expenditures	17
Accrued operations, administration & maintenance costs	13
Accrued other	76

Total other current liabilities	$465

10. LONG-TERM DEBT

Senior Secured Notes

GC North American Holdings, Inc. (“GCNAH”), one of the Company’s U.S. subsidiaries, issued $200 in aggregate principal amount of Senior Secured Notes to ST Telemedia on the Effective Date. These notes mature on the third anniversary of their issuance. Interest accrues at 11% per annum and is due May 15 and November 15.

The Senior Secured Notes are guaranteed by New GCL and all of its material subsidiaries. The Senior Secured Notes are senior in right of payment to all other indebtedness of New GCL and its material subsidiaries, except that they are equal in right of payment with (i) one or more working capital facilities in an aggregate principal amount of up to $150 (the “Working Capital Facilities”) and (ii) a limited amount of certain other senior indebtedness. The Senior Secured Notes are secured by a first priority lien on the stock and assets of GMS and Global Crossing (UK) Telecommunications Limited (the Company’s principal operating subsidiary in its telecommunications services segment in the United Kingdom (“GCUK”)). In addition, any sale of those subsidiaries will trigger mandatory prepayment of the Senior Secured Notes to the extent of the proceeds of any such sale. To the extent proceeds of any such sales are other than cash, such proceeds shall be substituted for the collateral. Payment of the Senior Secured Notes will also be secured by a lien on substantially all the other assets of New GCL and its material subsidiaries, such lien to be second in priority to the lien of the Working Capital Facilities.

GCNAH may redeem the Senior Secured Notes, plus accrued and unpaid interest, at any time without penalty or premium. In the event of a change of control, GCNAH will be obligated to offer to redeem the notes at 101% of the outstanding principal amount plus accrued and unpaid interest.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

11. DEFERRED REORGANIZATION COSTS

December 9,
2003
Access providers	$113
Telecommunications equipment vendors	31
Income and non-income taxes	56
Other	21

Total	221
Less – current portion	194

Total deferred reorganization costs	$27

In accordance with the Plan of Reorganization certain reorganization costs were not due and payable in full on the Effective Date. The payment terms were negotiated with the claimants during the settlement process. Many of the Company’s access providers are

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

receiving their settlements in twelve equal monthly installments commencing thirty days after the Effective Date. Some access providers agreed to twenty-four monthly installment terms. Most of the telecommunications equipment vendors and other reorganization costs will be paid within thirty days of the Effective Date. Certain of the tax claims in the case have payment terms of up to six years.

12. RESTRUCTURING ACTIVITY

As of December 9, 2003, accrued restructuring costs were comprised of accrued facility costs totaling $172 and accrued employee severance and other costs totaling $9. As of September 30, 2003, approximately 257 sites, consisting of approximately 4.1 million square feet, have been vacated and approximately 5,600 employees have been terminated as a result of previously announced restructuring plans. As of December 9, 2003, there were no significant changes related to these previously announced restructuring plans.

13. OBLIGATIONS UNDER CAPITAL LEASES

The Company has capitalized the future minimum lease payments of property and equipment under leases that qualify as capital leases.

At December 9, 2003, future minimum payments under these capital leases are as follows and are included in other current liabilities and other deferred liabilities in the accompanying consolidated balance sheet:

Year Ending December 31,
2004	$31
2005	29
2006	29
2007	29
2008	27
Thereafter	264

Total minimum lease payments	409
Less: amount representing maintenance payments	—
Less: amount representing interest	(195)

Present value of minimum lease payments	$214

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

14. PREFERRED STOCK

Cumulative convertible preferred stock

On the Effective Date, New GCL issued 18,000,000 shares of 2% cumulative senior convertible preferred stock to a subsidiary of ST Telemedia (the “New GCL Preferred Stock”). The New GCL Preferred Stock accumulates dividends at the rate of 2% per annum. Those dividends will be payable in cash after New GCL and its subsidiaries (other than GMS and its subsidiaries) achieve cumulative operating earning before interest, taxes, depreciation and amortization (but excluding the contribution of (i) sales-type lease revenue (ii) revenue recognized from the amortization of indefeasible rights of use not recognized as sales-type leases and (iii) any revenue recognized from extraordinary transactions or from the disposition of assets by the Company or any subsidiary other than in the ordinary course of business) of $650 or more. The New GCL Preferred Stock has a par value of $.10 per share and a liquidation preference of $10 per share (for an aggregate liquidation preference of $180). The New GCL Preferred Stock ranks senior to all other capital stock of New GCL, provided that any distribution to shareholders following a disposition of all or any portion of the assets of New GCL will be shared pro rata by the holders of New GCL common stock and New GCL Preferred Stock on an as-converted basis. Each share of New GCL Preferred Stock is convertible into one share of New GCL Common Stock at the option of the holder.

The Preferred Stock will vote on an as-converted basis with the New GCL common stock, but will have class voting rights with respect to any amendments to the terms of the New GCL Preferred Stock. As long as ST Telemedia beneficially owns a certain minimum percentage of the outstanding New GCL Common Stock, its approval will be required for certain major corporate actions of New GCL and/or its subsidiaries. Those corporate actions include (i) the appointment or replacement of the chief executive officer, (ii) material acquisitions or dispositions, (iii) mergers, consolidations or reorganizations, (iv) issuance of additional equity securities (other than

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

enumerated exceptions), (v) incurrence of indebtedness above specified amounts, (vi) capital expenditures in excess of specified amounts, (vii) the commencement of bankruptcy or other insolvency proceedings, and (viii) certain affiliate transactions.

15. INCOME TAXES

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

The following is a summary of the significant items giving rise to components of the Company’s deferred tax assets and liabilities:

	December 9, 2003
	Assets	Liabilities
	(in millions)
Property and equipment	$1,365	$—
Net operating loss (NOL) carry forwards	2,839	—
Bad debt reserve	—	(509)
Deferred revenue	—	(127)
Intangibles	—	(24)
Other	88	—

	4,292	(660)
Valuation allowance	(3,632)	—

	$660	$(660)

The valuation allowance is primarily related to deferred tax assets due to the uncertainty of realizing the full benefit of the NOL carry forwards. In evaluating the amount of valuation allowance needed, the Company considers the acquired companies’ prior operating results and future plans and expectations. The utilization period of the NOL carry forwards and the turnaround period of other temporary differences are also considered. The Company’s NOLs begin to expire in 2003. The future recognition of such amounts will first reduce reorganization value in excess of the fair value of net assets. Should the recognition of net deferred tax assets result in the elimination of reorganization value in excess of the fair value of net assets, any additional deferred tax asset recognition will reduce other intangible assets. Deferred tax assets recognized in excess of the carrying value of intangible assets will be treated as an increase to additional paid-in capital.

In connection with the Company’s emergence from bankruptcy, the Company realized substantial cancellation of debt income (COD). This income will not be taxable for U.S. income tax purposes as the COD income resulted from the Company’s reorganization under the Bankruptcy Code. However, for U.S. income tax reporting purposes, the Company will be required as of the beginning of its 2004 taxable year to reduce certain tax attributes, including (a) net operating loss carryforwards, (b) certain tax credit carryforwards, and (c) tax basis in assets, in a total amount equal to the gain on the extinguishment of debt. The reorganization of the Company on the Emergence Date constituted an ownership change under Section 382 of the Internal Revenue Code, and the use of any of the Company’s net operating loss carryforwards and certain subsequently recognized “built-in” losses and deductions, if any, existing prior to the ownership change that are not reduced pursuant to these provisions will be subject to an overall annual limitation. The actual amount of reduction in tax attributes for the U.S. income tax reporting purposes will not be determined until 2004 and is therefore not reflected in the amounts disclosed in this note to the consolidated balance sheet.

The Company’s income tax returns (including those of subsidiaries) are routinely examined by various tax authorities. In connection with such examinations, tax authorities have raised issues and proposed tax adjustments. The Company is reviewing the issues raised and will contest any adjustments it deems appropriate. In management’s opinion, adequate provision for income taxes has been made for all open years.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

16. STOCK OPTION PLAN

Pursuant to the Plan of Reorganization, the Company adopted a new management stock incentive plan (the “Stock Incentive Plan”) on the Effective Date. Under the Stock Incentive Plan, New GCL is authorized to issue, in the aggregate, stock awards of up to 3,478,261 common shares of New GCL to any employee, director or consultant who is selected to participate in the plan. Of those shares, non-qualified options to purchase 2,199,000 shares of New GCL common stock were granted on the Effective Date. The options granted on the Effective Date are exercisable over a ten-year period, vest over a three-year period and have an exercise price of $10.16 per share.

17. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company sponsors a number of defined contribution plans. The principal defined contribution plans are discussed individually below. Other defined contribution plans are not significant individually or in the aggregate and therefore have not been summarized below.

The Company sponsors the Global Crossing Employees’ Retirement Savings Plan (the “ERSP”), a defined contribution plan for employees based in the United States. The ERSP qualifies under Section 401(k) of the Internal Revenue Code. Each eligible employee may contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company provides 50% matching contributions up to 6% of gross compensation. The Company’s contributions to the ERSP vest immediately.

The Company also sponsors a defined contribution plan for employees of GMS. Each eligible employee may contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company matches up to the first 5% of individual employee contributions which vest after 3 years.

The Company also sponsors a defined contribution plan for the employees of Global Crossing (UK) Telecommunications Limited, formerly Racal Telecom. Each eligible employee may contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company will match up to the first 8% of individual employee contributions, which vest after two years.

Pension Plans

The Company sponsors a number of both contributory and non-contributory employee pension plans available to eligible Frontier, Global Crossing (UK) Telecommunications Limited and GMS employees as well as to the Company’s senior management team. In addition, the Company also sponsors a postretirement benefit plan for eligible Frontier employees.

A summary of assumptions used to determine costs and benefits for the Pension Plans sponsored by the Company are as follows:

Discount rate    5.50%-6%

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

Expected return on assets 6.50%-8.50%

The Pension Plans were underfunded as of December 9, 2003. The accrued Pension Plan liabilities of $32, included in other long-term liabilities at December 9, 2003, represents the present value of the future benefit obligations in excess of the fair value of plan assets at December 9, 2003.

18. FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued construction costs, accounts payable, accrued liabilities, accrued interest, obligations under inland services agreements and capital leases approximate their fair value. Management believes the carrying value of the Senior Secured Notes approximates fair value as of December 9, 2003:

	December 9, 2003
	Carrying Amount	Fair Value
Senior secured notes	$200	$200

19. COMMITMENTS AND CONTINGENCIES

CONTINGENCIES

Special Committee Investigation

On February 4, 2002, the Company issued a press release announcing, among other things, that it had formed a special committee of its board of directors to investigate allegations made by a former finance department employee in August 2001. Commencing in April 2002, membership on the special committee was assumed by three independent directors of the Company, whom the board had appointed to fill vacancies following the Company’s bankruptcy in January 2002.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

Among other matters, the employee made allegations regarding the propriety, business purpose and accounting treatment of certain concurrent transactions for the purchase and sale of telecommunications capacity and services between the Company and its carrier customers. In its investigation, the special committee reviewed 16 of 36 concurrent transactions entered into by the Company between the fourth quarter of 2000 and the third quarter of 2001 (the “Core Transactions”). The Core Transactions represented the majority of the value of the concurrent transactions entered into by the Company during that time frame. In addition to addressing the substance of the employee’s allegations, the committee also reviewed the circumstances surrounding the Company’s retention of its outside counsel, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), for the purpose of inquiring into the allegations and Simpson Thacher’s performance pursuant to the Company’s retention.

The special committee completed its investigation after a year-long inquiry and filed its report with the Bankruptcy Court on March 10, 2003 pursuant to an order of the Court. The special committee’s complete report is available through the Bankruptcy Court. The special committee summarized its findings and conclusions, in part, as follows: (1) each of the Core Transactions had a legitimate business purpose at the time it was entered into and each was subjected to a process of internal corporate review and approval (albeit one not always rigorously applied); (2) the Company’s sharply increased reliance on concurrent transactions in the first and second quarters of 2001, when reviewed in retrospect, was not a prudent or financially sound business decision; (3) neither the Company nor Simpson Thacher intended to conceal or suppress the former employee’s allegations, although Simpson Thacher did not adequately investigate or respond to the allegations and did not adequately discharge its professional obligations to the Company; (4) the Company relied in good faith on advice received from Arthur Andersen in accounting for the concurrent transactions; and (5) the Company relied in good faith on advice received from Simpson Thacher and Arthur Andersen in its public disclosures regarding the concurrent transactions.

Department of Justice Inquiry

In early 2002, the U.S. Attorney’s Office for the Central District of California, in conjunction with the Federal Bureau of Investigation (the “FBI”), began conducting an investigation into the Company’s concurrent transactions and related accounting and disclosure issues. The Company provided documents to the U.S. Attorney’s office and the FBI, and FBI representatives interviewed a number of current and former officers and employees of the Company. The Company does not know whether the investigation is ongoing or has concluded.

Securities and Exchange Commission Investigation

On February 5, 2002, the SEC commenced a formal investigation into the Company’s concurrent transactions and related accounting and disclosure issues. The Company has been cooperating with the SEC by providing documents and other information to the SEC staff, which has taken testimony from current and former directors, officers, and employees of the Company. To resolve the SEC’s investigation, the Company and certain former officials have entered into negotiations with the SEC staff with a view to settlement, although to date settlement has not been reached. As part of the chapter 11 process, the SEC filed a proof of claim asserting contingent and unliquidated amounts against the Company. However, on November 14, 2003, the Bankruptcy Court approved a stipulation among the Company, the SEC and the Company’s unsecured creditors committee in which the SEC withdrew its proof of claim, with prejudice.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

Department of Labor Investigation

The Department of Labor (“DOL”) is conducting an investigation related to the Company’s administration of its benefit plans, including the acquisition and maintenance of investments in the Company’s 401(k) employee savings plans. The Company has been cooperating with the DOL by providing documents and other information to the DOL staff, and the DOL has interviewed a number of current and former officers and employees of the Company. The Company and certain current and former officers and directors have been negotiating with the DOL staff over the terms of a potential settlement, but no agreement has been reached.

Shareholder Class Actions and Other Actions

Following the Company’s filing for bankruptcy on January 28, 2002, approximately 50 purported shareholder class action lawsuits were filed against certain of the Company’s current and former officers and directors. The plaintiffs allege that the defendants committed fraud under the federal securities laws in connection with the Company’s financial statements and disclosures and certain other public statements made by Company representatives and seek compensatory damages, costs and expenses, and equitable and other relief. The class actions have been consolidated in the United States District Court for the Southern District of New York under the caption In re Global Crossing Ltd. Securities Litigation. In addition, a number of individual securities cases or other actions based

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

on federal or state law claims and arising out of similar underlying facts have been filed (and in the future, additional cases may be filed) against certain current and former officers, directors, and employees of the Company, seeking damages for alleged violations of federal and state securities laws, breach of fiduciary duties, violations of state whistle-blower statutes, and allegations that certain former employees were improperly restricted from selling stock before its price collapsed. The Company is involved only indirectly in these cases and is not a named defendant.

The Company denies any liability for the claims asserted in these actions and understands that the Company’s former and present officers and directors have been negotiating the terms of a settlement with the plaintiffs in the consolidated securities action, but that no agreement has been reached. Any claims that the plaintiffs could have asserted against the Company in these cases were discharged upon consummation of the Company’s Plan of Reorganization.

ERISA Class Actions

Following the Company’s filing for bankruptcy on January 28, 2002, plaintiffs filed over 15 purported class actions against the Company’s current and former officers, directors, and employees pursuant to the Employee Retirement Income Security Act of 1974 (“ERISA”) in connection with the administration of the Company’s 401(k) retirement savings plans. The plaintiffs allege, among other things, that the ERISA fiduciaries breached their duties to the 401(k) plan participants by directing or otherwise being responsible for the plans’ acquiring and continuing to maintain investments in Old GC’s common stock. The United States District Court for the Southern District of New York has consolidated most of these actions under the caption In re Global Crossing Ltd. ERISA Litigation. The consolidated complaint seeks, among other things, a declaration that the defendants breached their fiduciary duties to the plaintiff class, an order compelling defendants to make good on the losses sustained by the plans, the imposition of a constructive trust on any amounts by which the defendants were unjustly enriched by their actions, and an order of equitable restitution. Although the Company had been named as a defendant in the consolidated ERISA case, plaintiffs asserted in their consolidated complaint that they would not prosecute their action against the Company unless or until the Bankruptcy Court lifted or granted relief from the automatic stay of litigation imposed by the Bankruptcy Code. The Company denies any liability for the claims asserted in these matters and understands that the Company’s past and present officers and directors have been negotiating the terms of a settlement with the plaintiffs in these actions, but that no agreement has been reached. Any claims that the plaintiffs could have asserted against the Company in this case were discharged upon consummation of the Company’s Plan of Reorganization.

On April 30, 2002, an additional case, Pusloskie v. Winnick et al., was commenced in the United States District Court for the Southern District Court against certain current and former directors, officers and employees of the Company. This case is brought on behalf of putative classes of former employees of the Company and asserts claims for breach of fiduciary duties in connection with the administration of one of the Company’s 401(k) retirement plans. This additional case does not name the Company as a defendant and was not consolidated with the other ERISA cases.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

Change-of-Control Severance Plan Class Action

Plaintiffs have filed a purported class action against the Company’s current and former officers, directors, and employees and against the Frontier Corporation/Global Crossing Change of Control Severance Plan (the “Severance Plan”) under ERISA in connection with the administration of the Severance Plan. The plaintiffs allege, among other things, that the purported ERISA fiduciaries and the Severance Plan breached their duties to the plan’s participants in suspending payments of severance benefits in connection with the Company’s bankruptcy filing. The case has been coordinated (but not consolidated) with the securities and the other ERISA class actions in the Southern District of New York, where it is pending under the caption Simonetti v. Perrone. The Company is not named as a defendant in the Simonetti case. The Company denies any liability for the claims asserted and understands that the defendants have been negotiating the terms of a settlement with the plaintiffs but that no agreement has been reached. Any claims that the plaintiffs could have asserted against the Company in this case were discharged upon consummation of the Company’s Plan of Reorganization.

JPMorgan Chase Litigation

On October 27, 2003, the Company’s primary lender, JPMorgan Chase Bank, in its role as administrative agent for a consortium of banks participating in the $2,250 senior secured corporate credit facility, filed an action in the New York State Supreme Court for New York County, captioned JPMorgan Chase Bank v. Winnick, et al., against a number of current and former officers, directors and employees of the Company alleging that the defendants fraudulently reported misleading and untrue financial statements and records of compliance with certain financial covenants in the credit facility. The complaint asserts claims of fraud, aiding and abetting fraud, conspiracy to commit fraud, negligent misrepresentation, and aiding and abetting negligent misrepresentation. The complaint seeks

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

damages of at least $1,700, pre-judgment interest, and costs and expenses, including attorneys’ fees. The Company is not a defendant in the litigation. Any claims that the plaintiffs could have asserted against the Company in this case were discharged upon consummation of the Company’s Plan of Reorganization.

Initial Public Offering Litigation

On June 12, 2002, certain plaintiffs filed a consolidated complaint captioned In re Global Crossing Ltd. Initial Public Offering Securities Litigation in the United States District Court for the Southern District of New York alleging that certain current and former officers and directors of the Company violated the federal securities laws through agreements with underwriters in connection with the Company’s initial public offering and other offerings of Company shares. The Complaint seeks damages in an unstated amount, pre-judgment and post- judgment interest, and attorneys’ and expert witness fees. This consolidated action involving the Company is further consolidated in the United States District Court for the Southern District of New York with cases against approximately 309 other public issuers and their underwriters under the caption In re Initial Public Offering Securities Litigation. Pursuant to the automatic stay of litigation imposed by the Bankruptcy Code, the Company was not a defendant in this action during the pendency of its chapter 11 reorganization. The Company believes that any liability it may have had in respect of this action was subject to indemnification by the firms that acted as underwriters in the applicable securities offerings. Any monetary liability was, in any event, discharged upon consummation of the Company’s Plan of Reorganization.

Claim by the United States Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the United States Department of Commerce on October 30, 2002 asserting that an undersea cable owned by Pacific Crossing Ltd. (“PCL”), a former subsidiary of the Company, violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration. The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. An identical claim has also been filed in the bankruptcy proceedings of the former subsidiary in Delaware. The Company understands that the claimant has reached an agreement with PCL to transfer the Special Use permit to Pivotal Telecom as part of a larger sale of assets. That agreement was approved by PCL’s bankruptcy court on October 7, 2003. Under the terms of the agreement, Pivotal has assumed liability for any payment or performance obligations under the permit on a go-forward basis. PCL and the claimant have agreed to use their best efforts to resolve the remaining compliance issues. As a result of this development, the Company believes it is now clear that it has no remaining liability for the obligations imposed by the permit on either a pre-petition or post-petition basis. As a result, the Company filed its objection to this claim with the bankruptcy court on November 7, 2003.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

United Kingdom Anti-Trust Investigation

In 2002 an investigation was commenced by the United Kingdom Office of Fair Trading (“OFT”) into an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement to collectively boycott a location in the United Kingdom and a means for the landing of subsea telecommunications cables in the United Kingdom. The Company responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation to include allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the United Kingdom. The Company responded to those allegations on October 10, 2003.

In the event that the OFT determines that the Company engaged in anti-competitive behavior, the OFT may impose a fine up to a maximum of 10% of the responsible party’s revenue in the field of activity in the United Kingdom for up to three years preceding the year on which the infringement ended. The Company disputes the charges and will be defending itself vigorously.

Qwest Rights-of-Way Litigation

In May 2001, a purported class action was commenced against three of the Company’s subsidiaries in the United States District Court for the Southern District of Illinois. The complaint alleges that the Company had no right to install a fiber optic cable in rights-of-way granted by the plaintiffs to certain railroads. Pursuant to an agreement with Qwest Communications Corporation, the Company has an indefeasible right to use certain fiber optical cables in a fiber optic communications system constructed by Qwest within the rights-of-way. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber optic cable for use by Qwest or any other entities. The action has been brought on behalf of a national class of landowners whose property underlies or is adjacent to a railroad right-of-way within which the fiber optic cables have been installed.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The Company’s North American network includes capacity purchased from Qwest on an IRU basis. Although the amount of the claim is unstated, an adverse outcome could have an adverse impact on the Company’s ability to utilize large portions of its North American network. This litigation was stayed against the Company pending its emergence from bankruptcy, and the plaintiffs’ pre-petition claims against the Company were discharged at that time in accordance with its Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which the Company originally purchased this capacity.

In September 2002, Qwest and certain of the other telecommunication carrier defendants filed a proposed settlement agreement in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. The settlement and the court’s injunction are opposed by some, but not all, of the plaintiffs’ counsel and are on appeal before the U.S. Court of Appeals for the Seventh Circuit.

Customs Tax Audit

A foreign tax authority has concluded a preliminary audit of the Company’s books and records for the years ended December 31, 2001 and 2000 and has made certain initial findings adverse to the Company including the following: failure to disclose discounts on certain goods imported into the country, failure to include the value of software installed on certain computer equipment, and clerical errors in filed import documents.

The Company has responded to the preliminary audit disputing the results and is awaiting a response from the tax authority detailing its formal position on the audit. The potential customs and duties exposure, including possible treble penalties has been provided for by the Company, within other current liabilities in the accompanying consolidated balance sheet.

Softbank Arbitration and Microsoft Settlement

At the time of the formation of the Asia Global Crossing joint venture, Microsoft and Softbank each committed to purchases of at least $100 in capacity on the Company’s network over a three-year period. Softbank failed to satisfy that commitment, and its remaining unsatisfied commitment of $85.5, which it was required to utilize by December 31, 2002, had been the subject of a recently concluded arbitration proceeding. The arbitration, commenced by the Company in September 2002, alleged that Softbank breached its contractual obligations to the Company and sought $85.5 in damages. Softbank’s defense was that its commitment was extinguished as a result of the Company’s loss of control of Asia Global Crossing and Pacific Crossing Limited, and that in any event it was entitled to offset any monies owed by various credits and abatements due from the Company. In a final award issued on October 30, 2003, the arbitration panel found that Softbank is liable to the Company for breach of the underlying commercial commitment agreement in the net amount of approximately $20, after abatements and offsets, together with an additional award of interest in the amount of approximately $0.2.

On April 1, 2003, the Company entered into a settlement agreement with Microsoft to resolve a number of contractual disputes regarding its remaining capacity commitment obligations, including allegations by Microsoft that were similar to those made by Softbank in the above-referenced arbitration proceedings. The settlement resulted in a reduction in Microsoft’s remaining unsatisfied commitment from approximately $76 to approximately $61. Most of the restructured commitment was subject to the Company’s emergence from bankruptcy and a smaller portion is also contingent on the satisfactory completion of a performance test of the Company’s Western European network. As of the Effective Date Microsoft owes the Company $53 under the settlement agreement, of which $15 is due December 31, 2003 and the balance is due January 9, 2004. The restructured commitment requires Microsoft to purchase capacity on the Company’s owned network, except that 15% of Microsoft’s commitment can be used by it for the purchase of off-network access services.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

OGCbuying.solutions Claim

GCUK has been notified by the UK government buying department, OGCbuying.solutions (“OGC”), of OGC’s contractual right to buy, for a fixed sum of £0.75, dedicated equipment used by GCUK for the provisioning of certain network services under an agreement dated November 15, 1996 (the “MTS Agreement”). OGC has indicated that this purchase right would not normally arise until termination of the MTS Agreement in 2006. However, OGC has also indicated that it will not approve the change of control to ST Telemedia and, as a result of a change of control clause in the MTS Agreement, the MTS Agreement may be terminated, precipitating the purchase right. GCUK does not now own the dedicated equipment required for the provision of service under the MTS Agreement, and if OGC was to continue to assert its contract rights, GCUK might have to purchase this equipment at a premium from third party suppliers or their equipment lease financiers in order to be able to discharge its obligation to OGC.

COMMITMENTS

Access and Maintenance Purchase Commitment Obligations

The Company has purchase commitments with third party access vendors that require it to make payments to purchase network services, capacity and telecommunications equipment through 2008. Some of these access vendor commitments require the Company to maintain minimum monthly and/annual billings, in certain cases based on usage. In addition, the Company has purchase commitments with third parties that require it to make payments for operations, administration and maintenance services for certain portions of its network through 2025.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

Operating leases

The Company has commitments under various non-cancelable operating leases for office equipment space, vessels, equipment rentals and other leases which, in addition to rental payments, require payments for insurance, maintenance, property taxes, and other executory costs related to the leases. Estimated future minimum lease payments on operating leases as of December 9, 2003 are approximately as follows:

Year Ending December 31,
2004	$208
2005	141
2006	111
2007	104
2008	91
Thereafter	616

Total	$1,271

The leases have various expiration dates and renewal options through 2045.

20. RELATED PARTY TRANSACTIONS

CEO Employment Agreement

The Company entered into a new employment agreement with Mr. Legere (the “Emergence Employment Agreement”) on December 9, 2003.

The Emergence Employment Agreement: (1) provides Mr. Legere with an annual base salary of $1.1 and a target annual bonus of $1.1; (2) entitles Mr. Legere to attend all meetings of New GCL’s Board of Directors and to receive all materials provided to the members of the Board, subject to certain limited exceptions; (3) provides for a four year term ending December 9, 2007; (4) entitled Mr. Legere to a $2.7 bonus payable on the Effective Date (which has been paid as of the date of this filing); (5) entitled Mr. Legere to an initial grant of options to purchase not less than 0.69 percent of the fully diluted shares of GCL common stock (including dilution due to conversion of preferred shares), such options to vest in full upon termination of Mr. Legere’s employment by the Company without “cause” or upon Mr. Legere’s death, “disability” or resignation for “good reason” (as such quoted terms are defined in the agreement; such terms being collectively referred to as “Designated Terminations”); (6) provides for the payment of severance to Mr. Legere in the event of a Designated Termination in an amount ranging from one to three times the sum of Mr. Legere’s base salary and target annual bonus, depending on the date of such termination, plus certain other benefits and payments; and (7) entitles Mr. Legere to reimbursement (on an after-tax basis) for certain excise taxes should they apply to payments made to Mr. Legere by the Company.

Mr. Legere’s right to an initial grant of stock options was satisfied by the issuance to him of 325,000 such options on December 9, 2003. These options are included in the 2,199,000 options referred to in Note 16.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share and per share information)

21. SEGMENT REPORTING

The Company is a global provider of Internet and long distance telecommunications facilities and related services, supplying its customers with global “point to point” connectivity and, through its GMS subsidiary, providing cable installation and maintenance services. The Company’s two reportable segments are telecommunications services and installation and maintenance services. Segments are determined based on products and services delivered to groups of customers. The Company’s chief decision maker monitors the revenue streams of the various products and geographic locations, and operations are managed and financial performance is evaluated based on the delivery of multiple, integrated services to customers over a single network.

The information below summarizes total assets of the Company by segment:

December 9,
2003
Total assets:
Telecommunication services	$1,987
Installation and maintenance	188

Consolidated	$2,175

The Company engaged an independent appraisal expert to assist in the preliminary allocation of the Company’s reorganization value to its property and equipment and intangibles. As of the date of this filing the Company has not finalized the allocation by geographical areas.